Exhibit 99.1

Media Contact: Kelly M. Howard Broadridge Financial Solutions, Inc. 212-981-1347 kelly.howard@broadridge.com	Investor Contact: David Ng Broadridge Financial Solutions, Inc. 516-472-5491 david.ng@broadridge.com

Broadridge Chief Financial Officer to Take Temporary Medical Leave of Absence

Michael Liberatore and David Lisa to serve as Acting Principal Financial Officer and Acting Principal Accounting Officer Respectively

Lake Success, N.Y. – Dec. 4, 2013 -- Broadridge Financial Solutions, Inc. (NYSE:BR) today announced that Chief Financial Officer Dan Sheldon is taking a temporary medical leave of absence. Michael Liberatore will assume the role of Acting Principal Financial Officer and David Lisa will serve as Acting Principal Accounting Officer until Mr. Sheldon returns.

Chief Executive Officer Richard J. Daly also will work actively with the Broadridge finance team during the leave to ensure all responsibilities are being met.  “We support Dan’s decision to take medical leave.  Dan has been part of the Broadridge family for decades, and a valued business partner who has built a very strong finance organization.  We look forward to his full recovery," said Mr. Daly.  “As always, we will remain focused on delivering superior investor communications and technology-driven solutions to our clients.”

Mr. Liberatore currently serves as chief operating officer of Broadridge’s Mutual Fund and Retirement Solutions Group, prior to which he was chief financial officer of the Investor Communication Solutions business. Mr. Lisa currently serves as Broadridge’s corporate controller.

About Broadridge

Broadridge Financial Solutions, Inc. (NYSE:BR) is the leading provider of investor communications and technology-driven solutions for broker-dealers, banks, mutual funds and corporate issuers globally. Broadridge’s investor communications, securities processing and business process outsourcing solutions help clients reduce their capital investments in operations infrastructure, allowing them to increase their focus on core business activities. With over 50 years of experience, Broadridge’s infrastructure underpins proxy voting services for over 90% of public companies and mutual funds in North America, and processes more than $5 trillion in fixed income and equity trades per day. Broadridge employs approximately 6,400 full-time associates in 13 countries.

For more information about Broadridge, please visit broadridge.com.

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